UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):


                                October 31, 2002


                           MONMOUTH COMMUNITY BANCORP
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               (Exact name of registrant as specified in charter)


          New Jersey                    0-27428               22-3757709
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(State or other jurisdiction of       (Commission           (IRS Employer
        incorporation)                 File Number)          Identification No.)


627 Second Avenue, Long Branch, New Jersey                              07740
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(Address of principal executive offices)                             (Zip Code)


       Registrant's telephone number, including area code: (732) 571-1300


                                 Not Applicable
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          (Former name or former address, if changed since last report)

Item 5. Other Events
        ------------

On October 31, 2002, Monmouth Community Bancorp issued the following press release:

Monmouth Community Bancorp Reports a 108% Increase in Third Quarter Earnings

LONG BRANCH, NEW JERSEY, October 31, 2002, (OTCBB: MMTH) - Monmouth Community Bancorp, and its wholly-owned subsidiary, Monmouth Community Bank, N.A., reported net income of $276,000 for the three-month period ended September 30, 2002, as compared to net income of $133,000 for the same period in 2001. This represents an increase of 108%. Basic and diluted earnings per share were $0.27 and $0.26, respectively, as compared to $0.13 for both basic and diluted earnings per share for the same period in 2001. Strong balance sheet growth during the first nine months of 2002 translated into positive earnings for the third quarter.

Net income for the nine-month period ended September 30, 2002, was $550,000 as compared to net income of $435,000 for the same period in 2001. Basic and diluted earnings per share were $0.54 and $0.53, respectively, as compared to $0.42 for both basic and diluted earnings per share for the same period in 2001.

Total assets, at September 30, 2002, were $176.3 million, or 49% higher than the year-end December 31, 2001 figure of $118.0 million. During the first nine months of 2002, loans, net of the allowance for loan losses, increased by $20.6 million, or 33%, to close the period at $82.2 million. The allowance for loan losses, at 1.36% of total loans, remained consistent with the reserve percentage at December 31, 2001. Balance sheet growth was fueled by positive deposit flows. Deposits, at September 30, 2002, totaled $163.7 million, which represents a $54.8 million or 50% increase from the December 31, 2001 total of $108.9 million.

James S. Vaccaro, Chairman and CEO, commented that "The first nine months of 2002 have been both challenging and rewarding as we continue our journey to become the community bank of choice in each of our markets. Impressive deposit growth, sound credit underwriting, a progressive reserving policy and an overall balance sheet that is producing quality operating results have allowed Monmouth Community Bank, N.A. to meet the challenges of both current economic conditions and the low interest rate environment."

Monmouth Community Bank, N.A., which commenced operations July 28, 1998, is the wholly-owned subsidiary of Monmouth Community Bancorp. Monmouth Community Bank, N.A. has banking offices at the following locations; (i) 627 Second Avenue, Long Branch, New Jersey; (ii) 700 Allaire Road, Spring Lake Heights, New Jersey;
(iii) Highway 35 and 3rd Avenue, Neptune City, New Jersey; (iv) 700 Branch Avenue, Little Silver, New Jersey and (v) 61 Main Avenue in Ocean Grove, New Jersey. A sixth office, to be located at 3636 Highway 33 in Neptune, New Jersey, is anticipated to open in early 2003.


                                    * * * * *

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    MONMOUTH COMMUNITY BANCORP
                                    --------------------------
                                           (Registrant)




                                    By:  /s/ James S. Vaccaro
                                        ----------------------------
                                         James S. Vaccaro
                                         Chairman and Chief Executive Officer


Date:  November 4, 2002